Exhibit 99.1

July 26, 2007

Federal Home Loan Bank of San Francisco Reports Second Quarter Operating Results

San Francisco - The Federal Home Loan Bank of San Francisco today announced that its second quarter 2007 net income rose $16 million, or 13%, to $144 million from $128 million in the second quarter of 2006. For the first six months of 2007, the Bank's net income rose $39 million, or 16%, to $286 million from $247 million for the first six months of 2006. These increases primarily reflected growth in net interest income, as well as differences in fair value adjustments for the respective periods.

Net interest income for the second quarter of 2007 rose $11 million, or 5%, to $212 million from $201 million for the second quarter of 2006. Net interest income for the first six months of 2007 rose $23 million, or 6%, to $417 million from $394 million for the first six months of 2006. The increases in net interest income were primarily driven by the effect of higher interest rates on higher average capital balances, partially offset by lower net interest income on the Bank's mortgage portfolio (mortgage loans and mortgage-backed securities).

Net income also reflects fair value adjustments on trading securities, derivatives, and hedged items, after assessments, which resulted in net fair value gains of $6 million in the second quarter of 2007, compared to net fair value gains of $2 million in the second quarter of 2006. Most of these net fair value gains consisted of unrealized fair value adjustments.

Fair value adjustments on trading securities, derivatives, and hedged items, after assessments, resulted in net fair value gains of $16 million in the first six months of 2007 compared to net fair value losses of $1 million in the first six months of 2006. Most of the $16 million net fair value gains in the first six months of 2007 consisted of unrealized fair value adjustments. The $1 million net fair value losses in the first six months of 2006 consisted of $2 million of net unrealized fair value losses, partially offset by $1 million of net fair value gains on the termination of hedges related to consolidated obligations.

Nearly all of the Bank's derivatives and hedged instruments are held to the maturity, call, or put date. For these derivatives and hedged items, net unrealized fair value gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. As of June 30, 2007, the cumulative effect of SFAS 133 on the Bank's derivatives and hedged instruments was a net unrealized gain of $32 million.

During the first six months of 2007, total assets fell $10.3 billion, or 4%, to $234.6 billion from $244.9 billion at December 31, 2006, primarily because advances decreased by $12.7 billion, or 7%, to $171.0 billion from $183.7 billion. In total, 109 institutions increased their advances during the first six months of 2007, while 102 institutions decreased their advances. In addition to the decrease in advances, interest-bearing deposits in banks decreased by $1.0 billion, or 11%, to $8.3 billion from $9.3 billion. The decrease in advances and interest-bearing deposits was partially offset by an increase in Federal funds sold, which grew $3.7 billion, or 23%, to $19.1 billion from $15.4 billion.

The dividend rate for the second quarter of 2007 is 5.14% (annualized), compared to 5.22% for the second quarter of 2006. In the second quarter of 2007, the Bank retained $14 million, or 10% of its earnings excluding the effects of SFAS 133, to continue building retained earnings to its target amount of $296 million, in accordance with the Bank's Retained Earnings and Dividend Policy, and is making available for dividends an amount equal to the remaining 90% of earnings excluding the effects of SFAS 133. In the second quarter of 2006, the Bank retained $7 million for the buildup of retained earnings, which was equal to 5% of its earnings excluding the effects of SFAS 133, and made available for dividends an amount equal to the remaining 95% of earnings excluding the effects of SFAS 133.

The annualized dividend rate for the first six months of 2007 is 5.01%, compared to 5.13% for the first six months of 2006. In the first six months of 2007, the Bank retained $28 million, or 10% of its earnings excluding the effects of SFAS 133, for the buildup of retained earnings and is making available for dividends an amount equal to the remaining 90% of earnings excluding the effects of SFAS 133. In the first six months of 2006, the Bank retained $15 million for the buildup of retained earnings, which was equal to 6% of its earnings excluding the effects of SFAS 133, and made available for dividends an amount equal to the remaining 94% of earnings excluding the effects of SFAS 133.

In addition to the impact of the change in the amount of earnings retained to build the Bank's retained earnings, the difference between the dividend rates for the second quarter and the first six months of 2007 compared to the same periods in 2006 reflects a lower net interest spread on the Bank's mortgage portfolio, partially offset by a higher yield on invested capital during the second quarter and the first six months of 2007 compared to the same periods in 2006.

The Bank plans to pay the second quarter dividend in the form of capital stock on August 17, 2007.

Financial Highlights
(Unaudited)
(Dollars in millions)	June 30, 2007	Dec. 31, 2006	Percent Change
Selected Balance Sheet Items at Period End
Total Assets	$234,615	$244,915	(4)%
Advances	171,019	183,669	(7)
Mortgage Loans	4,363	4,630	(6)
Held-to-Maturity Securities	30,154	30,348	(1)
Interest-Bearing Deposits
In Banks	8,306	9,323	(11)
Securities Purchased Under
Agreements to Resell	500	200	150
Federal Funds Sold	19,062	15,443	23
Consolidated Obligations:
Bonds	194,305	199,300	(3)
Discount Notes	25,361	30,128	(16)
Capital Stock - Class B -
Putable	9,782	10,616	(8)
Total Capital	9,954	10,754	(7)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	Percent Change	June 30, 2007	June 30, 2006	Percent Change
Operating Results
Net Interest Income	$212	$201	5%	$417	$394	6%
Other Income/(Loss)	7	(6)	(217)	19	(16)	(219)
Other Expense	23	21	10	47	42	12
Assessments	52	46	13	103	89	16
Net Income	$144	$128	13%	$286	$247	16%

Other Data
Net Interest Margin	0.37%	0.36%	3%	0.36%	0.35%	3%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	-	0.03	0.03	-
Return on Assets	0.25	0.23	9	0.24	0.22	9
Return on Equity	5.65	5.23	8	5.52	5.05	9
Annualized Dividend Rate	5.14	5.22	(2)	5.01	5.13	(2)
Dividend Payout Ratio[1]	88.61	97.35	(9)	88.30	98.85	(11)
Capital to Assets Ratio[2]	4.29	4.39	(2)	4.29	4.39	(2)
Duration Gap (in months)[3]	1	1	-	1	1	-

1     This ratio is calculated as dividends declared per share divided by net income per share. This calculation has been modified for prior periods to exclude mandatorily redeemable capital stock (which is classified as a liability) and the dividends on that stock (which are classified as interest expense).
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)	June 30, 2007	Mar. 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006
Selected Balance Sheet Items at Period End
Total Assets	$234,615	$246,906	$244,915	$231,719	$233,750
Advances	171,019	177,455	183,669	174,538	167,356
Mortgage Loans	4,363	4,505	4,630	4,775	4,928
Held-to-Maturity Securities	30,154	30,120	30,348	29,824	30,825
Interest-Bearing Deposits
in Banks	8,306	10,235	9,323	12,568	16,519
Securities Purchased Under
Agreements to Resell	500	2,100	200	200	700
Federal Funds Sold	19,062	21,246	15,443	8,600	12,306
Consolidated Obligations:
Bonds	194,305	202,437	199,300	197,711	187,769
Discount Notes	25,361	29,729	30,128	19,653	29,325
Capital Stock - Class B -
Putable	9,782	10,898	10,616	10,301	10,049
Total Capital	9,954	11,053	10,754	10,437	10,181

Quarterly Operating Results
Net Interest Income	$212	$205	$228	$217	$201
Other Income/(Loss)	7	12	9	(3)	(6)
Other Expense	23	24	25	23	21
Assessments	52	51	57	51	46
Net Income	$144	$142	$155	$140	$128

Other Data
Net Interest Margin	0.37%	0.35%	0.38%	0.38%	0.36%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	0.04	0.03	0.03
Return on Assets	0.25	0.24	0.26	0.24	0.23
Return on Equity	5.65	5.40	5.88	5.59	5.23
Annualized Dividend Rate	5.14	4.89	5.83	5.54	5.22
Dividend Payout Ratio[1]	88.61	87.98	96.77	96.72	97.35
Capital to Assets Ratio[2]	4.29	4.52	4.44	4.55	4.39
Duration Gap (in months)[3]	1	1	1	1	1

1     This ratio is calculated as dividends declared per share divided by net income per share. This calculation has been modified for prior periods to exclude mandatorily redeemable capital stock (which is classified as a liability) and the dividends on that stock (which are classified as interest expense).
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will" and "plans," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133, SFAS 91 and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com